Exhibit 4.2

NIU TECHNOLOGIES

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$500,000 divided into

(i)         4,900,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii)        50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and

(iii)       50,000,000 Shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 9 of the Articles.

THIS IS TO CERTIFY THAT                                                                                                                                                                                                                             is the registered holder of                                           Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                        day of                                                       20             by:

DIRECTOR